Exhibit 99.1

Eastman Announces Offering of €200 Million 1.50% Notes due 2023

and €500 Million 1.875% Notes due 2026

KINGSPORT, Tenn., November 16, 2016 — Eastman Chemical Company (NYSE:EMN) today announced the public offering of €200 million (or $218 million based on the euro/U.S. dollar exchange rate as of November 10, 2016 as published by the U.S. Federal Reserve Board (the “exchange rate”)) principal amount of additional 1.50% notes due 2023 (the “2023 Notes”) and €500 million (or $544 million based on the exchange rate) principal amount of 1.875% notes due 2026 (the “2026 Notes” and, together with the 2023 Notes, the “Notes”). The 2023 Notes will be issued as additional notes of the same series as Eastman’s currently outstanding €550 million aggregate principal amount of 1.50% notes due 2023, issued on May 26, 2016 (the “existing 2023 notes”). The 2023 Notes will be treated as a single series with the existing 2023 notes and will have the same terms (other than the date of issue and the initial price), including having the same ISIN, Common Code and CUSIP number, as the existing 2023 notes. The offering of Notes is expected to close on November 21, 2016, subject to customary closing conditions.

Citigroup Global Markets Limited, Morgan Stanley & Co. International plc and Wells Fargo Securities International Limited are serving as joint book-running managers for the offering.

Eastman intends to use a portion of the net proceeds from the offering to complete the previously announced cash tender offer for up to $400 million combined aggregate principal amount of its 4.5% notes due 2021, 3.6% notes due 2022, 7 1/4% debentures due 2024, 7 5/8% debentures due 2024, 3.80% notes due 2025 and 7.60% debentures due 2027, which offer will expire on November 29, 2016, unless extended or earlier terminated, and to redeem the approximately $160 million outstanding aggregate principal amount of its 6.30% notes due 2018. Eastman intends to use the remaining net proceeds to repay or redeem a portion of the $500 million outstanding aggregate principal amount of its 2.4% notes due 2017, either at or prior to maturity. Any proceeds not used for the foregoing will be used for general corporate purposes, which may include working capital, capital expenditures, the repayment of other indebtedness outstanding from time to time, and other matters in connection with the implementation of strategic initiatives. Pending the application of any net proceeds, Eastman expects to invest such net proceeds in short-term investments.

The offering is being made under an automatic shelf registration statement on Form S-3 (Registration No. 333-204119) filed by Eastman with the Securities and Exchange Commission (“SEC”) on May 13, 2015 and only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement has been filed, and an issuer free writing prospectus and a prospectus supplement relating to the offering of the Notes will be filed, with the SEC, to which this communication relates. Prospective investors should read the issuer free writing prospectus, preliminary prospectus supplement and the accompanying prospectus included in the registration statement and other documents Eastman has filed with the SEC for more complete information about

Eastman and the offering. These documents are available at no charge by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the prospectus and the prospectus supplement may be obtained by contacting Citigroup Global Markets Limited, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, Attention: Syndicate Desk, (tel): 1-800-831-9146, Morgan Stanley & Co. International plc, 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom, Attention: Head of Transaction Management Group, Global Capital Markets, (tel): 1-866-718-1649 or Wells Fargo Securities International Limited, One Plantation Place, 30 Fenchurch Street, London, EC3M 3BD, United Kingdom, Attention: DCM & Syndicate, (tel): +44 (0)207 149 8481.

This communication is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of the applicable prospectus supplement and the related prospectus. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the applicable prospectus supplement.

Forward-Looking Statements: This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws concerning, among other things, the offering of the Notes and the use of proceeds therefrom. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2016 and available on the Eastman website at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2015 revenues of approximately $9.6 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world.

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Contacts:

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com